EXHIBIT 11

                         EARNINGS PER SHARE COMPUTATIONS
                      (In Thousands Except Per Share Data)

                                                  1995      1994      1993
EARNING PER COMMON AND DILUTIVE
  COMMON EQUIVALENT SHARE:
  Net Income                                    $28,990   $ 4,215   $ 2,452
  Shares:
  Weighted average number of common
      shares outstanding                         17,751    17,599    13,352
  Weighted average number of additional
      shares issuable for common stock
      equivalents (a)                               260       120
         Adjusted common shares                  18,011    17,719    13,352

EARNINGS PER SHARE                              $  1.61   $   .24   $   .18

EARNINGS PER COMMON SHARE ASSUMING
  FULL DILUTION:
  Net Income                                    $28,990     4,215   $ 2,452
  Shares:
  Weighted average number of common
      shares outstanding                         17,751    17,599    13,352

  Additional shares issuable for all
      dilutive common stock equivalents (a)         340       120
         Shares as adjusted for all dilutants    18,091    17,719    13,352

EARNINGS PER SHARE                              $  1.60   $   .24   $   .18

(a) Shares issuable were derived using the "Treasury Stock Method" for all dilutive common stock equivalents.

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